                                                                       Exhibit 8







                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                                   TAX MATTERS

                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112
                            Telephone (405) 942-3501
                               Fax (405) 942-3527
                                                                       Exhibit 8



                                September 3, 2003



Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania 15108

      RE:      ATLAS AMERICA PUBLIC #12-2003 PROGRAM

Gentlemen:

      You have requested our opinions on the material federal income tax issues pertaining to Atlas America Public #12-2003 Program (the "Program"), a series of up to three natural gas and oil drilling limited partnerships (each a "Partnership" or collectively the "Partnerships"), all of which will be formed under the Delaware Revised Uniform Limited Partnership Act before they begin their drilling activities. We have acted as Special Counsel to the Program with respect to the offering of Units in the Partnerships. Atlas Resources, Inc. will be the Managing General Partner of each of the Partnerships. Capitalized terms used and not otherwise defined in this letter have the respective meanings assigned to them in the form of Agreement of Limited Partnership for the Partnerships (the "Partnership Agreement") included as Exhibit (A) to the Prospectus.

      Our opinions are based in part on our review of:

      o the Registration Statement on Form S-1 for the Partnerships as originally filed with the SEC, and amendments to the Registration Statement, including the Prospectus and the Drilling and Operating Agreement and the Partnership Agreement included as exhibits to the Prospectus;

      o other corporate records, certificates, agreements, instruments and documents as we deemed relevant and necessary to review as a basis for our opinions; and

      o existing statutes, rulings and regulations as presently interpreted by judicial and administrative bodies, which are subject to change. Any changes in existing law could result in different tax consequences and could render our opinions inapplicable.


      In addition, many of the material federal income tax consequences of an investment in a Partnership depend in part on determinations which are inherently factual in nature. Thus, in rendering our opinions we have inquired as to all relevant facts and obtained from you representations with respect to certain relevant facts relating to the Partnerships which we have assumed for purposes of our opinions. Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including our factual assumptions and your representations) are accurately and completely described in this letter and, where appropriate, in the Prospectus. Any material inaccuracy in your representations may render our opinions inapplicable. Included among your representations are the following:

      o The Partnership Agreement of each Partnership will be executed by the Managing General Partner and its Participants and recorded in all places required under the Delaware Revised Uniform Limited


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          Partnership Act and any other applicable limited partnership act.
          Also, each Partnership, when formed, will be operated as described in the Prospectus and in accordance with the terms of the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act, and any other applicable limited partnership act.


      o Each Partnership will be subject to the partnership provisions of the Code and will not elect to be taxed as a corporation.

      o Each Partnership will own legal title to its Working Interest in all of its Prospects, although initially title to the Prospects will be held in the name of the Managing General Partner, its Affiliates or other third-parties as nominee for the Partnership, in order to facilitate the acquisition of the Leases.

      o The Drilling and Operating Agreement for each Partnership will be duly executed and will govern the drilling and, if warranted, the completion and operation of the Partnership's wells.


      o The amounts that will be paid by each Partnership to the Managing General Partner or its Affiliates under the Partnership Agreement are reasonable amounts that ordinarily would be paid for similar services in similar transactions between Persons having no affiliation and dealing with each other "at arms' length," including the amounts that will be paid to the Managing General Partner or its Affiliates under the Drilling and Operating Agreement to drill and complete the Partnership Wells based on information the Managing General Partner has concerning drilling rates of third-party drilling companies in the Appalachian Basin, the estimated costs of non-affiliated persons to drill and equip wells in the Appalachian Basin as reported for 2001 by an independent industry association which surveyed other non-affiliated operators in the area, and information the Managing General Partner has concerning increases in drilling costs in the area since 2001.


      o Based on the Managing General Partner's experience and its knowledge of industry practices in the Appalachian Basin, the allocation of the drilling and completion price to be paid by each Partnership to the Managing General Partner or its Affiliates as a third-party general drilling contractor to drill and complete a well between Intangible Drilling Costs and Tangible Costs as set forth in the Prospectus and "-Intangible Drilling Costs," below is reasonable.

      o Depending primarily on when each Partnership's subscriptions are received, the Managing General Partner anticipates that Atlas America Public #12-2003 Limited Partnership will prepay in 2003 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2004. In addition, the Managing General Partner anticipates that Atlas America Public #12-2004(B) Limited Partnership, which may close on December 31, 2004, may prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005.

      o Each Partnership will own only Working Interests in all of its Prospects, and will elect to deduct currently all Intangible Drilling Costs.

      o Each Partnership will have a calendar year taxable year and use the accrual method of accounting.


      o Based on the Managing General Partner's experience (see "Prior Activities" in the Prospectus) and the intended operations of each Partnership, the Managing General Partner has determined that the aggregate deductions, including depletion deductions, and 350% of the aggregate credits, if any, which will be claimed by the Managing General Partner and the Participants, will not during the first


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          five tax years following the funding of any of the Partnerships exceed twice the amounts invested by the Managing General Partner and the Participants, respectively, in any of the Partnerships. Thus, the Managing General Partner will not register any of the Partnerships with the IRS as a "tax shelter."

      o The Investor General Partner Units in each Partnership will not be converted to Limited Partner Units before all of the wells in the Partnership have been drilled and completed.

      o The Units of each Partnership will not be traded on an established securities market.

      o The principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits.

      o A typical Participant in each Partnership will be a natural person who purchases Units in the offering and is a U.S. citizen.

      o The Managing General Partner does not anticipate that any of the Partnerships will elect to be treated as an "electing large partnership" under the Code for reporting and audit purposes.

      o In any administrative or judicial proceedings with the IRS, the Managing General Partner, as Tax Matters Partner, will provide the Participants with notices of the proceedings and other information as required by the Code and the Partnership Agreement.

      o Each Partnership will provide its Participants with the tax information applicable to their respective investments in the Partnership necessary to prepare their federal, state and local income tax returns.

      o The Managing General Partner will attempt to eliminate or reduce any gain to a Partnership from a Farmout, if any.

      We have considered the provisions of 31 CFR, Part 10, ss.10.33 (Treasury Department Circular No. 230) on tax law opinions and this letter fully and fairly addresses all material federal income tax issues associated with an investment in the Units by a typical Participant. We consider material those issues which:

      o would significantly shelter from federal income taxes a Participant's income from sources other than the Partnership in which he invests by providing deductions in excess of the income from the Partnership in any year;

      o   are expected to be of fundamental importance to a Participant; or

      o could have a significant impact (whether beneficial or adverse) on a Participant under any reasonably foreseeable circumstances.

      Also, in ascertaining that all material federal tax issues have been considered, evaluating the merits of those issues, and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that:

      o   a tax return will not be audited;

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      o   an issue will not be raised on audit; or

      o   an issue may be settled.

Although our opinions express what we believe a court would probably conclude if presented with the applicable issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular tax issues being addressed. There is no assurance that the IRS will not challenge our interpretations or that the challenge would not be sustained in the courts and cause adverse tax consequences to the Participants. Taxpayers bear the burden of proof to support claimed deductions, and our opinions are not binding on the IRS or the courts.

Subject to the foregoing, in our opinion the following tax treatment with respect to a typical Participant is the proper tax treatment and will be upheld on the merits if challenged by the IRS and litigated:


      (1) Partnership Classification. Each Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation. The Partnerships, as such, will not pay any federal income taxes, and all items of income, gain, loss and deduction of the Partnerships will be reportable by the Partners in the Partnership in which they invest. (See "- Partnership Classification.")

      (2) Passive Activity Classification.

          o Generally, the passive activity limitations on losses under ss.469 of the Code will apply to Limited Partners, but will not apply to Investor General Partners before the conversion of Investor General Partner Units to Limited Partner Units.

          o Each Partnership's income and gain from its natural gas and oil properties which are allocated to its Limited Partners, other than net income and gain in the case of converted Investor General Partners, generally will be characterized as passive activity income which may be offset by passive activity losses.

          o Income or gain attributable to investments of working capital of each Partnership will be characterized as portfolio income, which cannot be offset by passive activity losses.

          (See "- Limitations on Passive Activities.")

      (3) Not a Publicly Traded Partnership. None of the Partnerships will be treated as a publicly traded partnership under the Code. (See "- Limitations on Passive Activities - Publicly Traded Partnership Rules.")

      (4) Availability of Certain Deductions. Business expenses, including payments for personal services actually rendered in the taxable year in which accrued, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, organization and syndication fees and other items which are required to be capitalized, are currently deductible. (See "-2003 and 2004 Expenditures," "- Availability of Certain Deductions" and "- Partnership Organization and Offering Costs.")

      (5) Intangible Drilling Costs. Each Partnership will elect to deduct currently all Intangible Drilling Costs. However, a Participant in a Partnership may elect instead to capitalize and deduct all or part of his share of the Intangible Drilling Costs ratably over a 60 month period as discussed in "- Minimum

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          Tax - Tax Preferences," below. Subject to the foregoing, Intangible
          Drilling Costs paid by a Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible in the taxable year in which the payments are made and the drilling services are rendered, assuming the amounts are reasonable consideration based on the Managing General Partner's representations, and subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners. (See "- Intangible Drilling Costs" and "- Drilling Contracts.")

      (6) Prepayments of Intangible Drilling Costs. Depending primarily on when each Partnership's subscriptions are received, the Managing General Partner anticipates that Atlas America Public #12-2003 Limited Partnership will prepay in 2003 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2004. In addition, the Managing General Partner anticipates that Atlas America Public #12-2004(B) Limited Partnership, which may close on December 31, 2004, may prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. Assuming that the amounts of any prepaid Intangible Drilling Costs of a Partnership are reasonable consideration based on the Managing General Partner's representations, and based in part on the factual assumptions set forth below, the prepayments of Intangible Drilling Costs will be deductible in the year in which they are made even though all Working Interest owners in the well may not be required to prepay Intangible Drilling Costs, subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation with respect to the Limited Partners. (See "- Drilling Contracts.")


          The foregoing opinion is based in part on the assumptions that:

          o the Intangible Drilling Costs will be required to be prepaid in the year in which they are made for specified wells under the Drilling and Operating Agreement;

          o under the Drilling and Operating Agreement the drilling of all of the wells is required to be, and actually is, begun before the close of the 90th day after the close of the taxable year in which the prepayment is made, and the wells are continuously drilled until completed, if warranted, or abandoned; and

          o the required prepayments are not refundable to the Partnership which made the prepayment and any excess prepayments are applied to Intangible Drilling Costs of substitute wells.

      (7) Depletion Allowance. The greater of cost depletion or percentage depletion will be available to qualified Participants as a current deduction against their share of the natural gas and oil production income of the Partnership in which they invest, subject to certain restrictions summarized below. (See "- Depletion Allowance.")

      (8) MACRS. Each Partnership's reasonable costs for equipment placed in the wells which cannot be deducted immediately ("Tangible Costs") will be eligible for cost recovery deductions under the Modified Accelerated Cost Recovery System ("MACRS"), generally over a seven year "cost recovery period," subject to certain restrictions summarized below, including basis and "at risk" limitations, and the passive activity loss limitation in the case of the Limited Partners. Subject to the foregoing, each Partnership will be entitled to an additional first-year depreciation allowance based on 50% of the adjusted basis of its "qualified" Tangible Costs for productive wells which are completed and made capable of production, i.e. placed in service, before January 1, 2005. This

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           additional first-year depreciation allowance will reduce the
           Partnership's remaining regular MACRS depreciation allowances beginning with the year in which the wells are placed in service. However, none of the MACRS depreciation deductions for a Partnership's "qualified" Tangible Costs will increase the alternative minimum taxable income of that Partnership's Participants. (See "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS").")


       (9) Tax Basis of Units. Each Participant's adjusted tax basis in his Units will be increased by his total subscription proceeds. (See "- Tax Basis of Units.")

      (10) At Risk Limitation on Losses. Each Participant initially will be "at risk" to the full extent of his subscription proceeds, assuming that:

           o each Participant has an objective to carry on the business of the Partnership in which he invests for profit;

           o any amount borrowed by a Participant and contributed to a Partnership will not be borrowed from a Person who has an interest in the Partnership, other than as a creditor, or a "related person", as that term is defined in ss.465 of the Code, to a Person, other than the Participant, having an interest in the Partnership, other than as a creditor, and the Participant will be severally, primarily, and personally liable for the borrowed amount; and

           o no Participant will have protected himself from loss for amounts contributed to the Partnership in which he invests through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements.


           (See "- 'At Risk' Limitation For Losses.")

      (11) Allocations. Assuming the effect of the allocations of income, gain, loss and deduction, or items thereof, set forth in the Partnership Agreement, including the allocations of basis and amount realized with respect to natural gas and oil properties, is substantial in light of a Participant's tax attributes that are unrelated to the Partnership in which he invests, the allocations will have "substantial economic effect" and will govern each Participant's distributive share of the items to the extent the allocations do not cause or increase deficit balances in the Participants' Capital Accounts. (See "- Allocations.")

      (12) Subscription. No gain or loss will be recognized by the Participants on payment of their subscriptions.

      (13) Profit Motive. Assuming that each Participant has an objective to carry on the business of the Partnership in which he invests for profit, the Partnerships will possess the requisite profit motive under ss.183 of the Code. This opinion is based in part on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations that each Partnership will be operated as described in the Prospectus and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects for Atlas America Public #12-2003 Limited Partnership included in Appendix A to the Prospectus). (See "- Disallowance of Deductions Under Section 183 of the Code.")

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      (14) No Tax Shelter Registration. None of the Partnerships is required to register with the IRS as a tax shelter. This opinion is based in part on the Managing General Partner's representations that none of the Partnerships has a tax shelter ratio greater than 2 to 1 and each Partnership will be operated as described in the Prospectus. (See "- Lack of Registration as a Tax Shelter.")

      (15) Anti-Abuse Rules and Judicial Doctrines. Assuming that each Participant has an objective to carry on the business of the Partnership in which he invests for profit, potentially relevant statutory or regulatory anti-abuse rules and judicial doctrines will not have a material adverse effect on the tax consequences of an investment in a Partnership by a typical Participant as described in our opinions. This opinion is based in part on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations that each Partnership will be operated as described in the Prospectus and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects for Atlas America Public #12-2003 Limited Partnership included in Appendix A to the Prospectus). (See "-Anti-Abuse Rules and Judicial Doctrines.")

      (16) Overall Evaluation of Tax Benefits. The tax benefits of each Partnership, in the aggregate, which are a significant feature of an investment in a Partnership by a typical Participant will be realized as contemplated by the Prospectus. This opinion is based on our conclusion that substantially more than half of the material tax benefits of each Partnership, in terms of their financial impact on a typical Participant, will be realized if challenged by the IRS. The discussion in the Prospectus under the caption "MATERIAL FEDERAL INCOME TAX CONSEQUENCES," insofar as it contains statements of federal income tax law, is correct in all material respects.


                            * * * * * * * * * * * * *

In General

      The following is a summary of all of the material federal income tax consequences of the purchase, ownership and disposition of Investor General Partners Units and Limited Partner Units which will apply to typical Participants in a Partnership. However, there is no assurance that the present laws or regulations will not be changed and adversely affect a Participant. The IRS may challenge the deductions claimed by a Partnership or a Participant, or the taxable year in which the deductions are claimed, and no guaranty can be given that the challenge would not be upheld if litigated.

      The practical utility of the tax aspects of any investment depends largely on each Participant's particular income tax position in the year in which items of income, gain, loss, deduction or credit are properly taken into account in computing his federal income tax liability. In addition, except as otherwise noted, different tax considerations may apply to foreign persons, corporations, partnerships, trusts and other prospective Participants which are not treated as individuals for federal income tax purposes. Also, the treatment of the tax attributes of a Partnership may vary among its Participants. Thus, each Participant is urged to seek qualified, professional assistance in the preparation of his federal, state and local tax returns with specific reference to his own tax situation.

Partnership Classification

      For federal income tax purposes a partnership is not a taxable entity. Thus, the partners, rather than the partnership, receive all items of income, gain, loss, deduction, credit and tax preference from the operations engaged in by the partnership.
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      Under the regulations a business entity with two or more members is classified for federal tax purposes as either a corporation or a partnership. Treas. Reg. ss.301.7701-2(a). The term corporation includes a business entity organized under a State statute which describes the entity as a corporation, body corporate, body politic, joint-stock company or joint-stock association. Treas. Reg. ss.301.7701-2(b). Each Partnership will be formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act which describes each Partnership as a "partnership." Thus, each Partnership automatically will be classified as a partnership unless it elects to be classified as a corporation. In this regard, the Managing General Partner has represented that none of the Partnerships will elect to be taxed as a corporation.

Limitations on Passive Activities

      Under the passive activity rules of ss.469 of the Code, all income of a taxpayer who is subject to the rules is categorized as:

      o income from passive activities such as limited partners' interests in a business;

      o    active income such as salary, bonuses, etc.; or

      o    portfolio income. "Portfolio income" consists of:

           o interest, dividends and royalties unless earned in the ordinary course of a trade or business; and

           o gain or loss not derived in the ordinary course of a trade or business on the sale of property that generates portfolio income or is held for investment.

Losses generated by passive activities can offset only passive income and cannot be applied against active income or portfolio income.

      The passive activity rules apply to individuals, estates, trusts, closely held C corporations which generally are corporations with five or fewer individuals who own directly or indirectly more than 50% of the stock, and personal service corporations other than corporations where the owner-employees together own less than 10% of the stock. However, a closely held C corporation, other than a personal service corporation, may use passive losses and credits to offset taxable income of the company figured without regard to passive income or loss or portfolio income.

      Passive activities include any trade or business in which the taxpayer does not materially participate on a regular, continuous, and substantial basis. Under the Partnership Agreement, Limited Partners will not have material participation in the Partnership in which they invest and generally will be subject to the passive activity limitations.


      Investor General Partners also do not materially participate in the Partnership in which they invest. However, because each Partnership will own only Working Interests in its wells and Investor General Partners will not have limited liability under the Delaware Revised Uniform Limited Partnership Act until they are converted to Limited Partners, their deductions generally will not be treated as passive deductions before the conversion. I.R.C. ss.469(c)(3). (See "- Conversion from Investor General Partner to Limited Partner," below.) However, if an Investor General Partner invests in a Partnership through an entity which limits his liability, for example, a limited partnership in which he is a limited partner, a limited liability company or an S corporation, then he generally will be subject to the passive activity limitations the same as a Limited Partner. Contractual limitations on the liability of Investor General Partners under the

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Partnership Agreement such as insurance, limited indemnification, etc. will not cause Investor General Partners to be subject to the passive activity limitations.


      A Limited Partner's "at risk" amount is reduced by losses allowed under ss.465 of the Code even if the losses are suspended by the passive activity limitations. (See "- `At Risk' Limitation For Losses," below.) Similarly, a Limited Partner's basis is reduced by deductions even if the deductions are suspended under the passive activity limitations. (See "- Tax Basis of Units," below.)


      Suspended losses may be carried forward indefinitely, but not back, and used to offset future years' passive activity income. A suspended loss is allowed in full when the entire interest in a passive activity is sold to an unrelated third-party in a taxable transaction and in part on the disposition of substantially all of the interest in a passive activity if the suspended loss as well as current gross income and deductions can be allocated to the part disposed of with reasonable certainty. In an installment sale, passive losses become available in the same ratio that gain recognized each year bears to the total gain on the sale.


      Any suspended losses remaining at a taxpayer's death are allowed as deductions on his final return, subject to a reduction to the extent the basis of the property in the hands of the transferee exceeds the property's adjusted basis immediately before the decedent's death. If a taxpayer makes a gift of his entire interest in a passive activity, the basis in the property of the person receiving the gift is increased by any suspended losses and no deductions are allowed. If the interest is later sold at a loss, the basis in the property of the person receiving the gift is limited to the fair market value on the date the gift was made.


      Publicly Traded Partnership Rules. Net losses of a partner from each publicly traded partnership are suspended and carried forward to be netted against income from that publicly traded partnership only. In addition, net losses from other passive activities may not be used to offset net passive income from a publicly traded partnership. I.R.C. ss.ss.469(k)(2) and 7704. However, in our opinion none of the Partnerships will be treated as a publicly traded partnership under the Code.

      Conversion from Investor General Partner to Limited Partner. If a Participant invests in a Partnership as an Investor General Partner, then his share of the Partnership's deduction for Intangible Drilling Costs in the year in which he invests will not be subject to the passive activity limitations because the Investor General Partner Units will not be converted by the Managing General Partner to Limited Partner Units until after all of the Partnership's wells have been drilled and completed. (See "Actions to be Taken by Managing General Partner to Reduce Risks of Additional Payments by Investor General Partners" in the Prospectus and "- Drilling Contracts," below.) After the Investor General Partner Units have been converted to Limited Partner Units, each former Investor General Partner will have limited liability as a limited partner under the Delaware Revised Uniform Limited Partnership Act with respect to his Partnership's activities after the date of the conversion.

      Concurrently, the former Investor General Partner will become subject to the passive activity limitations as a limited partner. However, the former Investor General Partner previously will have received a non-passive loss as an Investor General Partner in the year in which he invested in the Partnership as a result of the Partnership's deduction for Intangible Drilling Costs. Therefore, the Code requires that his net income from the Partnership Wells after his conversion to a limited partner must continue to be characterized as non-passive income which cannot be offset with passive losses. I.R.C. ss.469(c)(3)(B). An Investor General Partner's conversion of his Investor General Partner Units into Limited Partner Units should not have any other adverse tax consequences unless the Investor General Partner's share of any Partnership liabilities is reduced as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157. A reduction in a partner's share of liabilities is treated as a constructive distribution of cash to the partner, which reduces the basis of the partner's interest in the partnership and is taxable to the extent it exceeds his basis. (See "-Tax Basis of Units," below.)

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Taxable Year and Method of Accounting

      Taxable Year. Each Partnership intends to adopt a calendar year taxable year. I.R.C. ss.ss.706(a) and (b). The taxable year of a Partnership is important to a Participant because the Partnership's deductions, income and other items of tax significance must be taken into account in computing the Participant's taxable income for his taxable year within or with which the Partnership's taxable year ends. The tax year of a partnership generally must be the tax year of one or more of its partners who have an aggregate interest in partnership profits and capital of greater than 50%.

      Method of Accounting. Each Partnership will use the accrual method of accounting for federal income tax purposes. I.R.C. ss.448(a). Under the accrual method of accounting, income is taken into account for the year in which all events have occurred which fix the right to receive it and the amount is determinable with reasonable accuracy, rather than the time of receipt. Consequently, Participants may have income tax liability resulting from the Partnership's accrual of income in one tax year that it does not receive until the next tax year. Expenses are deducted for the year in which all events have occurred that determine the fact of the liability, the amount is determinable with reasonable accuracy and the economic performance test is satisfied. Under ss.461(h) of the Code, if the liability of the taxpayer arises out of the providing of services or property to the taxpayer by another person, economic performance occurs as the services or property, respectively, are provided. If the liability of the taxpayer arises out of the use of the property by the taxpayer, economic performance occurs as the property is used.

      o A special rule in the Code, however, provides that there is economic performance in the current taxable year with respect to amounts paid in that taxable year for intangible drilling costs of drilling a natural gas or oil well so long as the drilling of the well begins before the close of the 90th day after the close of the taxable year. I.R.C.ss.461(i). (See "-Drilling Contracts," below.)

2003 and 2004 Expenditures

         The Managing General Partner anticipates that all of each Partnership's subscription proceeds will be expended in the year in which its Participants invest in the Partnership and the related income and deductions, including the deduction for Intangible Drilling Costs, will be reflected on the Participants' federal income tax returns for that period. (See "Capitalization and Source of Funds and Use of Proceeds" and "Participation in Costs and Revenues" in the Prospectus.)


      Depending primarily on when each Partnership's subscription proceeds are received, the Managing General Partner anticipates that Atlas America Public #12-2003 Limited Partnership will prepay in 2003 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2004. In addition, the Managing General Partner anticipates that Atlas America Public #12-2004(B) Limited Partnership, which may close on December 31, 2004, may prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. The deductibility of these advance payments in the year in which a Participant invests in the Partnership cannot be guaranteed. (See "- Drilling Contracts," below.) In addition, wells which are prepaid in 2004 and drilled and completed in 2005, if any, will not be eligible for the additional 50% first-year depreciation deduction discussed in "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS"), below.


Availability of Certain Deductions


      Ordinary and necessary business expenses, including reasonable compensation for personal services actually rendered, are deductible in the year incurred. Treasury Regulation ss.1.162-7(b)(3) provides that reasonable compensation is only the amount as would ordinarily be paid for like services by like enterprises under like

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 11



circumstances. The Managing General Partner has represented that the amounts payable to the Managing General Partner and its Affiliates, including the amounts payable to the Managing General Partner or its Affiliates as general drilling contractor, are reasonable amounts which would ordinarily be paid for similar services in similar transactions. (See "- Drilling Contracts," below.)


      The fees paid to the Managing General Partner and its Affiliates will not be currently deductible to the extent it is determined by the IRS or the courts that they are:

      o    in excess of reasonable compensation;

      o properly characterized as organization or syndication fees or other capital costs such as the acquisition cost of the Leases; or

      o    not "ordinary and necessary" business expenses.


(See " - Partnership Organization and Offering Costs," below.) In the event of an audit, payments to the Managing General Partner and its Affiliates by a Partnership will be scrutinized by the IRS to a greater extent than payments to an unrelated party.


Intangible Drilling Costs

      Assuming a proper election and subject to the passive activity loss rules in the case of Limited Partners, each Participant will be entitled to deduct his share of his Partnership's Intangible Drilling Costs, which include items which do not have salvage value, such as labor, fuel, repairs, supplies and hauling necessary to the drilling of a well. I.R.C. ss.263(c), Treas. Reg. ss.1.612-4(a). (See "Participation in Costs and Revenues" in the Prospectus and "- Limitations on Passive Activities," above.) These deductions are subject to recapture as ordinary income rather than capital gain on the sale or other disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.) Also, productive-well Intangible Drilling Costs may subject a Participant to an alternative minimum tax in excess of regular tax unless the Participant elects to deduct all or part of these costs ratably over a 60 month period. (See "- Minimum Tax - Tax Preferences," below.)

      The Managing General Partner estimates that on average approximately 78% of the total price to be paid by each Partnership for all of its completed wells will be Intangible Drilling Costs which are charged under the Partnership Agreement 100% to its Participants. Also, under the Partnership Agreement not less than 90% of the subscription proceeds received by each Partnership from its Participants will be used to pay Intangible Drilling Costs. The IRS could challenge the characterization of a portion of these costs as deductible Intangible Drilling Costs and recharacterize the costs as some other item which may be nondeductible. However, this would have no effect on the allocation and payment of the Intangible Drilling Costs by the Participants under the Partnership Agreement.

      In the case of corporations, other than S corporations, which are "integrated oil companies," the amount allowable as a deduction for Intangible Drilling Costs in any taxable year is reduced by 30%. I.R.C. ss.291(b)(1). Integrated oil companies are:

      o those taxpayers who directly or through a related person engage in the retail sale of natural gas and oil and whose gross receipts for the taxable year from such activities exceed $5,000,000; or

      o those taxpayers and related persons who have refinery production in excess of 50,000 barrels on any day during the taxable year. I.R.C.ss.291(b)(4).
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Atlas Resources, Inc.
September 3, 2003
Page 12


Amounts disallowed as a current deduction are allowable as a deduction ratably over the 60-month period beginning with the month in which the costs are paid or incurred. The Partnerships will not be integrated oil companies.

Each Participant is urged to consult with his personal tax advisor concerning the tax benefits to him of the deduction for Intangible Drilling Costs in the Partnership in which he invests in light of the Participant's own tax situation.

Drilling Contracts

      Each Partnership will enter into the Drilling and Operating Agreement with the Managing General Partner or its Affiliates, as a third-party general drilling contractor, to drill and complete the Partnership's Development Wells on a Cost plus 15% basis. For its services as general drilling contractor, the Managing General Partner anticipates that on average over all of the wells drilled and completed by each Partnership, assuming a 100% Working Interest in each well, it will have reimbursement of general and administrative overhead of $14,142 per well and a profit of 15% (approximately $26,083) per well, with respect to the Intangible Drilling Costs and the portion of Tangible Costs paid by the Participants as described in "Compensation - Drilling Contracts" in the Prospectus. However, the actual cost of drilling and completing the wells may be more or less than the estimated amount, due primarily to the uncertain nature of drilling operations, and the Managing General Partner's profit per well also could be more or less than the dollar amount estimated by the Managing General Partner.

      The Managing General Partner believes the prices under the Drilling and Operating Agreement are competitive in the proposed areas of operation. Nevertheless, the amount of the profit realized by the Managing General Partner under the Drilling and Operating Agreement could be challenged by the IRS as unreasonable and disallowed as a deductible Intangible Drilling Cost. (See "- Intangible Drilling Costs," above, and "Compensation" and "Proposed Activities" in the Prospectus.)

      Depending primarily on when each Partnership's subscriptions are received, the Managing General Partner anticipates that Atlas America Public #12-2003 Limited Partnership will prepay in 2003 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2004. In addition, the Managing General Partner anticipates that Atlas America Public #12-2004(B) Limited Partnership, which may close on December 31, 2004, may prepay in 2004 most, if not all, of its Intangible Drilling Costs for drilling activities that will begin in 2005. In Keller v. Commissioner, 79 T.C. 7 (1982), aff'd 725 F.2d 1173 (8th Cir. 1984), the Tax Court applied a two-part test for the current deductibility of prepaid intangible drilling and development costs. The test is:

      o    the expenditure must be a payment rather than a refundable deposit;
           and

      o the deduction must not result in a material distortion of income taking into substantial consideration the business purpose aspects of the transaction.

The drilling partnership in Keller entered into footage and daywork drilling contracts which permitted it to terminate the contracts at any time without default by the driller, and receive a return of the prepaid amounts less amounts earned by the driller. The Tax Court found that the right to receive, by unilateral action, a refund of the prepayments on the footage and daywork drilling contracts rendered the prepayments deposits instead of payments. Therefore, the prepayments were held to be nondeductible in the year they were paid to the extent they had not been earned by the driller. The Tax Court further found that the drilling partnership failed to show a convincing business purpose for prepayments under the footage and daywork drilling contracts.

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 13


      The drilling partnership in Keller also entered into turnkey drilling contracts which permitted it to stop work under the contract at any time and apply the unearned balance of the prepaid amounts to another well to be drilled on a turnkey basis. The Tax Court found that these prepayments constituted "payments" and not nondeductible deposits, despite the right of substitution. Further, the Tax Court noted that the turnkey drilling contracts obligated "the driller to drill to the contract depth for a stated price regardless of the time, materials or expenses required to drill the well," thereby locking in prices and shifting the risks of drilling from the drilling partnership to the driller. Since the drilling partnership, a cash basis taxpayer, received the benefit of the turnkey obligation in the year of prepayment, the Tax Court found that the amounts prepaid on turnkey drilling contracts clearly reflected income and were deductible in the year of prepayment.

      In Leonard T. Ruth, TC Memo 1983-586, a drilling program entered into nine separate turnkey contracts with a general contractor, the parent corporation of the drilling program's corporate general partner, to drill nine program wells. Each contract identified the prospect to be drilled, stated the turnkey price, and required the full price to be paid in 1974. The program paid the full turnkey price to the general contractor on December 31, 1974; the receipt of which was found by the court to be significant in the general contractor's financial planning. The program had no right to receive a refund of any of the payments. The actual drilling of the nine wells was subcontracted by the general contractor to independent contractors who were paid by the general contractor in accordance with their individual contracts. The drilling of all wells commenced in 1975 and all wells were completed that year. The amount paid by the general contractor to the independent driller for its work on the nine wells was approximately $365,000 less than the amount prepaid by the program to the general contractor. The program claimed a deduction for intangible drilling and development costs in 1974. The IRS challenged the timing of the deduction, contending that there was no business purpose for the payments in 1974, that the turnkey arrangements were merely "contracts of convenience" designed to create a tax deduction in 1974, and that the turnkey contracts constituted assets having a life beyond the taxable year and that to allow a deduction for their entire costs in 1974 distorted income. The Tax Court, relying on Keller, held that the program could deduct the full amount of the payments in 1974. The court found that the program entered into turnkey contracts, paid a premium to secure the turnkey obligations, and thereby locked in the drilling price and shifted the risks of drilling to the general contractor. Further, the court found that by signing and paying the turnkey obligation, the program got its bargained-for benefit in 1974, therefore the deduction of the payments in 1974 clearly reflected income.

      Each Partnership will attempt to comply with the guidelines set forth in Keller with respect to any prepaid Intangible Drilling Costs. The Drilling and Operating Agreement will require each Partnership to prepay Intangible Drilling Costs in the year in which the Participant invests for specified wells the drilling of which may begin in the following year. Prepayments should not result in a loss of current deductibility where:

      o    there is a legitimate business purpose for the required prepayment;

      o the contract is not merely a sham to control the timing of the deduction; and

      o    there is an enforceable contract of economic substance.

The Drilling and Operating Agreement will require each Partnership to prepay the Intangible Drilling Costs of drilling and completing its wells in order to enable the Operator to:

      o    begin site preparation for the wells;

      o    obtain suitable subcontractors at the then current prices; and

      o    insure the availability of equipment and materials.

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 14


Under the Drilling and Operating Agreement excess prepaid amounts, if any, will not be refundable to the Partnership, but will be applied to Intangible Drilling Costs to be incurred in drilling and completing substitute wells. Under Keller, a provision for substitute wells should not result in the prepayments being characterized as refundable deposits.

      The likelihood that prepayments will be challenged by the IRS on the grounds that there is no business purpose for the prepayment is increased if prepayments are not required with respect to 100% of the Working Interest in the well. It is possible that less than 100% of the Working Interest will be acquired by a Partnership in one or more wells and prepayments may not be required of all owners of Working Interests in the wells. However, in our view, a legitimate business purpose for the required prepayments may exist under the guidelines set forth in Keller, even though prepayment is not required by the drilling contractor with respect to a portion of the Working Interest in the wells.

      In addition, a current deduction for prepaid Intangible Drilling Costs is available only if the drilling of the wells begins before the close of the 90th day after the close of the taxable year in which the prepayment was made. I.R.C. ss.461(i). (See "- Taxable Year and Method of Accounting," above.) Under the Drilling and Operating Agreement, the Managing General Partner as operator and general drilling contractor will use its best efforts to begin drilling each Partnership's wells before the close of the 90th day after the close of the Partnership's taxable year in which the prepayment was made. However, the drilling of any Partnership Well may be delayed due to circumstances beyond the control of the Managing General Partner or the drilling subcontractors. These circumstances include, for example:

      o    the unavailability of drilling rigs;

      o    decisions of third-party operators to delay drilling the wells;

      o    poor weather conditions;

      o inability to obtain drilling permits or access right to the drilling site; or

      o    title problems.

Due to the foregoing factors, no guaranty is made by the Managing General Partner under the Drilling and Operating Agreement that the drilling of all wells prepaid by a Partnership will actually begin before the close of the 90th day after the close of the Partnership's taxable year in which the prepayment was made. If the drilling of a prepaid Partnership Well does not begin by that date, deductions claimed by a Participant for prepaid Intangible Drilling Costs for the well in the year in which the Participant invests in the Partnership would be disallowed and deferred to the next taxable year when the well is actually drilled.

      No assurance can be given that on audit the IRS would not disallow the current deductibility of a portion or all of any prepayments of Intangible Drilling Costs under a Partnership's drilling contracts, thereby decreasing the amount of deductions allocable to the Participants in that Partnership for the year in which they invest in that Partnership, or that the challenge would not ultimately be sustained. In the event of disallowance, the deduction for prepaid Intangible Drilling Costs would be available in the next year when the wells are actually drilled.

Depletion Allowance

      Proceeds from the sale of each Partnership's natural gas and oil production will constitute ordinary income. A certain portion of that income will not be taxable under the depletion allowance which permits the deduction from gross income for federal income tax purposes of either the percentage depletion allowance or the cost depletion

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 15


allowance, whichever is greater. I.R.C. ss.ss.611, 613 and 613A. These deductions are subject to recapture as ordinary income rather than capital gain on the disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.)

      Cost depletion for any year is determined by dividing the adjusted tax basis for the property by the total units of natural gas or oil expected to be recoverable from the property and then multiplying the resultant quotient by the number of units actually sold during the year. Cost depletion cannot exceed the adjusted tax basis of the property to which it relates.


      Percentage depletion generally is available to taxpayers other than "integrated oil companies" as that term is defined in "- Intangible Drilling Costs," above, which does not include the Partnerships. Percentage depletion is based on a Participant's share of his Partnership's gross production income from its natural gas and oil properties. Generally, percentage depletion is available with respect to 6 million cubic feet of average daily production of natural gas or 1,000 barrels of average daily production of domestic crude oil. Taxpayers who have both natural gas and oil production may allocate the production limitation between the production.


      The rate of percentage depletion is 15%. However, percentage depletion for marginal production increases 1%, up to a maximum increase of 10%, for each whole dollar that the domestic wellhead price of crude oil for the immediately preceding year is less than $20 per barrel without adjustment for inflation. I.R.C. ss.613A(c)(6). The term "marginal production" includes natural gas and oil produced from a domestic stripper well property, which is defined as any property which produces a daily average of 15 or less equivalent barrels of oil, which is equivalent to 90 mcf of natural gas, per producing well on the property in the calendar year. Most, if not all, of each Partnership's wells will qualify for these potentially higher rates of percentage depletion. The rate of percentage depletion for marginal production in 2003 is 15%. This rate may fluctuate from year to year depending on the price of oil, but will not be less than the statutory rate of 15% nor more than 25%.

      Also, percentage depletion:

      (i) may not exceed 100% of the net income from each natural gas and oil property before the deduction for depletion; and

      (ii) is limited to 65% of the taxpayer's taxable income for a year computed without regard to percentage depletion, net operating loss carry-backs and capital loss carry-backs.

      Availability of percentage depletion must be computed separately by each Participant and not by a Partnership or for Participants in a Partnership as a whole. Potential Participants are urged to consult their own tax advisors with respect to the availability of percentage depletion to them.

Depreciation - Modified Accelerated Cost Recovery System ("MACRS")

         Tangible Costs and the related depreciation deductions of each Partnership generally are charged and allocated under the Partnership Agreement 66% to the Managing General Partner and 34% to the Participants in the Partnership. However, if the total Tangible Costs for all of the Partnership's wells that would be charged to the Participants exceeds an amount equal to 10% of the Partnership's subscription proceeds, then the excess, together with the related depreciation deductions, will be charged and allocated to the Managing General Partner. These deductions are subject to recapture as ordinary income rather than capital gain on the disposition of the property or a Participant's Units. (See " - Sale of the Properties" and " - Disposition of Units," below.) The cost of most equipment placed in service by each Partnership will be recovered through depreciation deductions over a seven year cost recovery period using the 200% declining balance method, with a switch to straight-line to maximize the deduction. I.R.C. ss.168(c). In the case of a short tax year the MACRS deduction is prorated on a 12-month basis. No distinction is made between new and used

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 16


property and salvage value is disregarded. Except as discussed below, all property assigned to the 7-year class generally is treated as placed in service, or disposed of, in the middle of the year, and depreciation for alternative minimum tax purposes is computed using the 150% declining balance method, switching to straight-line, for most personal property.

         Notwithstanding the foregoing, under the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("2003 Tax Act"), for federal income tax purposes each Partnership will be entitled to an additional first-year depreciation allowance based on 50% of the adjusted basis of its "qualified" Tangible Costs. For this purpose, a Partnership's "qualified" Tangible Costs means the Partnership's equipment costs for productive wells which are completed and made capable of production, i.e. placed in service, before January 1, 2005. I.R.C. ss.168(k)(2) and (4). Thus, with respect to Atlas America Public #12-2004(B) Limited Partnership, which may close on December 31, 2004, this additional first-year depreciation allowance would not be available for wells, if any, which are prepaid by the Partnership and drilled and completed after January 1, 2005. (See "- Drilling Contracts," above.) The basis of this qualified equipment will be reduced by the additional 50% first-year depreciation allowance for purposes of calculating the regular MACRS depreciation allowances beginning with the year the wells are placed in service. The examples provided in the Technical Explanation of the Job Creation and Worker Assistance Act of 2002 ("2002 Tax Act") which provided a similar accelerated depreciation allowance of 30%, do not reduce the 30% additional depreciation allowance by the half-year convention discussed above. Nevertheless, because this situation is not clearly addressed by either the 2002 Tax Act or the 2003 Tax Act, it is possible that the half-year convention or a mid-quarter convention, depending on when a Partnership's wells are placed in service, ultimately may be determined to apply under the 2003 Tax Act.

      o Also, a Participant will not incur any alternative minimum tax adjustment with respect to his share of a Partnership's additional 50% first-year depreciation allowance, nor any of its other depreciation deductions for the costs of the qualified equipment it places in the wells. I.R.C.ss.168(k)(2)(F).

Lease Acquisition Costs and Abandonment

      Lease acquisition costs, together with the related cost depletion deduction and any abandonment loss for Lease costs, are allocated under the Partnership Agreement 100% to the Managing General Partner, which will contribute the Leases to each Partnership as a part of its Capital Contribution.

Tax Basis of Units

      A Participant's share of his Partnership's losses is allowable only to the extent of the adjusted basis of his Units at the end of the Partnership's taxable year. I.R.C. ss.704(d). The adjusted basis of the Participant's Units will be adjusted, but not below zero, for any gain or loss to the Participant from a disposition by the Partnership of a natural gas and oil property, and will be increased by his:

       (i) cash subscription payment;

      (ii) share of Partnership income; and

     (iii) share, if any, of Partnership debt.

The adjusted basis of a Participant's Units will be reduced by his:

       (i) share of Partnership losses;

      (ii) share of Partnership expenditures that are not deductible in computing its taxable income and are not properly chargeable to capital account;
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KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 17


     (iii) depletion deductions, but not below zero; and

      (iv) cash distributions from the Partnership. I.R.C. ss.ss.705, 722 and 742.


      The reduction in a Participant's share of Partnership liabilities, if any, is considered a cash distribution to the Participant. Although Participants will not be personally liable on any Partnership loans, Investor General Partners will be liable for other obligations of the Partnership. (See "Risk Factors - Risks Related to an Investment In a Partnership - If You Choose to Invest as a General Partner, Then You Have Greater Risk Than a Limited Partner" in the Prospectus.) Should cash distributions to a Participant from his Partnership exceed the tax basis of the Participant's Units, taxable gain would result to the extent of the excess. (See "- Distributions From a Partnership," below.)


"At Risk" Limitation For Losses

      Subject to the limitations on "passive losses" generated by each Partnership in the case of Limited Partners, and a Participant's basis in his Units, each Participant may use his share of his Partnership's losses to offset income from other sources. (See "- Limitations on Passive Activities" and "- Tax Basis of Units," above.) However, a Participant, other than a corporation which is neither an S corporation nor a corporation in which five or fewer individuals own more than 50% of the stock, who sustains a loss in connection with the Partnership's natural gas and oil activities may deduct the loss only to the extent of the amount he has "at risk" in the Partnership at the end of a taxable year. I.R.C. ss.465.

      A Participant's initial "at risk" amount is limited to the amount of money he pays for his Units. However, any amounts borrowed by a Participant to buy his Units will not be considered "at risk" if the amounts are borrowed from any person who has an interest, other than as a creditor, in the Partnership or from a related person to a person, other than the taxpayer, having such an interest.

      "Loss" means the excess of allowable deductions for a taxable year from a Partnership over the amount of income actually received or accrued by the Participant during the year from the Partnership. The amount a Participant has "at risk" may not include the amount of any loss that the Participant is protected against through:

      o    nonrecourse loans;

      o    guarantees;

      o    stop loss agreements; or

      o    other similar arrangements.

The amount of any loss that is disallowed will be carried over to the next taxable year, to the extent a Participant is "at risk." Further, a Participant's "at risk" amount in subsequent taxable years with respect to a Partnership will be reduced by that portion of the loss which is allowable as a deduction.

      A Participant's cash subscription payment to the Partnership in which he invests is usually "at risk." Since income, gains, losses, and distributions of the Partnership affect the "at risk" amount, the extent to which a Participant is "at risk" must be determined annually. Previously allowed losses must be included in gross income if the "at risk" amount is reduced below zero. The amount included in income, however, may be deducted in the next taxable year to the extent of any increase in the amount which the Participant has "at risk."

KUNZMAN & BOLLINGER, INC.


Atlas Resources, Inc.
September 3, 2003
Page 18


Distributions From a Partnership

      Generally, a cash distribution from a Partnership to a Participant in excess of the adjusted basis of the Participant's Units immediately before the distribution is treated as gain from the sale or exchange of his Units to the extent of the excess. I.R.C.ss.731(a)(1). No loss is recognized by the Participants on these types of distributions. I.R.C.ss.731(a)(2). No gain or loss is recognized by the Partnership on these types of distributions. I.R.C.ss.731(b). If property is distributed by the Partnership to the Managing General Partner and the Participants, certain basis adjustments may be made by the Partnership, the Managing General Partner and the Participants. I.R.C.ss.ss.732, 733, 734, and 754. (Seess.5.04(d) of the Partnership Agreement.) Other distributions of cash, disproportionate distributions of property, and liquidating distributions of a Partnership may result in taxable gain or loss to the Participants. (See "- Disposition of Units" and " - Termination of a Partnership," below.)

Sale of the Properties

      Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("2003 Tax Act"), the maximum tax rates on a noncorporate taxpayer's adjusted net capital gain on the sale of assets held more than a year of 20%, or 10% to the extent it would have been taxed at a 10% or 15% rate if it had been ordinary income, have been reduced to 15% and 5%, respectively, for most capital assets sold or exchanged after May 5, 2003. In addition, for 2008 only, the 5% tax rate on adjusted net capital gain is reduced to 0%. The 2003 Tax Act also eliminated the former maximum tax rates of 18% and 8%, respectively, on qualified five-year gain. I.R.C. ss.1(h). The new capital gain rates also apply for purposes of the alternative minimum tax. I.R.C. ss.55(b)(3). (See " - Minimum Tax - Tax Preferences," below.) However, the former tax rates are scheduled to be reinstated January 1, 2009, as if the 2003 Tax Act had never been enacted. "Adjusted net capital gain" means net capital gain, less certain types of net capital gain that are taxed a maximum rate of 28% (such as gain on the sale of most collectibles and gain on the sale of certain small business stock); or 25% (gain attributable to real estate depreciation). "Net capital gain" means the excess of net long-term gain (excess of long-term gains over long-term losses) over net short-term loss (excess of short-term gains over short-term losses). The annual capital loss limitation for noncorporate taxpayers is the amount of capital gains plus the lesser of $3,000, which is reduced to $1,500 for married persons filing separate returns, or the excess of capital losses over capital gains. I.R.C. ss.1211(b).

      Gains and losses from sales of natural gas and oil properties held for more than 12 months generally will be treated as a long-term capital gain, while a net loss will be an ordinary deduction, except to the extent of depreciation recapture on equipment and recapture of any Intangible Drilling Costs, depletion deductions and certain losses on previous sales, if any, of a Partnership's assets as discussed below. Other gains and losses on sales of natural gas and oil properties will generally result in ordinary gains or losses.

      Intangible Drilling Costs that are incurred in connection with a natural gas or oil property may be recaptured as ordinary income when the property is disposed of by a Partnership. Generally, the amount recaptured is the lesser of:

      o the aggregate amount of expenditures which have been deducted as Intangible Drilling Costs with respect to the property and which, but for being deducted, would be reflected in the adjusted basis of the property; or

      o the excess of (i) the amount realized, in the case of a sale, exchange or involuntary conversion; or (ii) the fair market value of the interest, in the case of any other disposition; over the adjusted basis of the property. I.R.C.ss.1254(a).

(See " - Intangible Drilling Costs," above.)
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      In addition, the deductions for depletion which reduced the adjusted basis of the property are subject to recapture as ordinary income, and all gain on disposition of equipment is treated as ordinary income to the extent of MACRS deductions claimed by the Partnership. I.R.C. ss.ss.1254(a) and 1245(a). (See "
- Depletion Allowance" and "- Depreciation - Modified Accelerated Cost Recovery System ("MACRS"), above.)

Disposition of Units


      The sale or exchange, including a purchase by the Managing General Partner, of all or part of a Participant's Units held by him for more than 12 months generally will result in a recognition of long-term capital gain or loss. However, previous deductions for depreciation, depletion and Intangible Drilling Costs may be recaptured as ordinary income rather than capital gain regardless of how long the Participant has owned his Units. (See " - Sale of the Properties," above.) If the Units are held for 12 months or less, the gain or loss generally will be short-term gain or loss. Also, a Participant's pro rata share of his Partnership's liabilities, if any, as of the date of the sale or exchange must be included in the amount realized. Therefore, the gain recognized may result in a tax liability to a Participant greater than the cash proceeds, if any, received by the Participant from the disposition. In addition to gain from a passive activity, a portion of any gain recognized by a Limited Partner on the sale or other disposition of his Units will be characterized as portfolio income under ss.469 of the Code to the extent the gain is attributable to portfolio income, e.g. interest on investment of working capital. Treas. Reg. ss.1.469-2T(e)(3). (See " - Limitations on Passive Activities," above.)


      A gift of a Participant's Units may result in federal and/or state income tax and gift tax liability to the Participant. Also, interests in different partnerships do not qualify for tax-free like-kind exchanges. I.R.C. ss.1031(a)(2)(D). Other dispositions of a Participant's Units may or may not result in recognition of taxable gain. However, no gain should be recognized by an Investor General Partner on the conversion of his Investor General Partner Units to Limited Partner Units so long as there is no change in the Investor General Partner's share of his Partnership's liabilities or certain Partnership assets as a result of the conversion. Rev. Rul. 84-52, 1984-1 C.B. 157.

      A Participant who sells or exchanges all or part of his Units is required by the Code to notify the Partnership in which he invested within 30 days or by January 15 of the following year, if earlier. I.R.C. ss.6050K. After receiving the notice, the Partnership is required to make a return with the IRS stating the name and address of the transferor and the transferee and any other information as may be required by the IRS. The Partnership must also provide each person whose name is set forth in the return a written statement showing the information set forth on the return.

      If a Participant dies, sells or exchanges all of his Units, the taxable year of the Partnership in which he invested will close with respect to that Participant, but not the remaining Participants, on the date of death, sale or exchange, with a proration of partnership items for the Partnership's taxable year. I.R.C. ss.706(c)(2). If a Participant sells less than all of his Units, the Partnership's taxable year will not terminate with respect to the selling Participant, but his proportionate share of items of income, gain, loss and deduction will be determined by taking into account his varying interests in the Partnership during the taxable year. Deductions generally may not be allocated to a person acquiring Units from a selling Participant for a period before the purchaser's admission to the Partnership. I.R.C. ss.706(d).

      Participants are urged to consult their tax advisors before any disposition of a Unit, including purchase of the Unit by the Managing General Partner.

Minimum Tax - Tax Preferences

      With limited exceptions, all taxpayers are subject to the alternative minimum tax. I.R.C. ss.55. If the alternative minimum tax exceeds the regular tax, the excess is payable in addition to the regular tax. The alternative minimum tax is intended to insure that no one with substantial income can avoid tax liability by using exclusions, deductions and
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credits. The alternative minimum tax accomplishes this objective by not treating favorably certain items that are treated favorably for purposes of the regular tax. Individual tax preferences or adjustments may include, but are not limited to: accelerated depreciation except as discussed in "-Depreciation - Modified Accelerated Cost Recovery System ("MACRS")" above, Intangible Drilling Costs, incentive stock options and passive activity losses.

      Generally, the alternative minimum tax rate for individuals is 26% on alternative minimum taxable income up to $175,000, $87,500 for married individuals filing separate returns, and 28% thereafter. See " - Sale of the Properties," above, for the tax rates on capital gains. Regular tax personal exemptions are not available for purposes of the alternative minimum tax. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, for tax years 2003 and 2004, the exemption amount from alternative minimum tax is increased from $49,000 to $58,000 for married couples filing jointly and surviving spouses; from $35,750 to $40,250 for single filers, and from $24,500 to $29,000 for married persons filing separately. After 2004, the exemption amount for individuals is $45,000 for married couples filing jointly and surviving spouses, $33,750 for single filers, and $22,500 for married persons filing separately. These exemption amounts are reduced by 25% of the alternative minimum taxable income in excess of:

      o    $150,000 for joint returns and surviving spouses;

      o    $75,000 for married persons filing separately; and

      o    $112,500 for single taxpayers.

      Also, for 2003 and 2004, married persons filing separately must increase their alternative minimum taxable income by the lesser of: (i) 25% of the excess of alternative minimum taxable income over $191,000; or (ii) $29,000. After 2004, married individuals filing separately must increase alternative minimum taxable income by the lesser of: (i) 25% of the excess of alternative minimum taxable income over $165,000; or (ii) $22,500.

      The only itemized deductions allowed for minimum tax purposes are those for casualty and theft losses, gambling losses to the extent of gambling gains, charitable deductions, medical deductions in excess of 10% of adjusted gross income, qualified housing interest, investment interest expense not exceeding net investment income, and certain estate taxes. The net operating loss for alternative minimum tax purposes generally is the same as for regular tax purposes, except:

      o    current year tax preference items are added back to taxable income;
           and

      o individuals may use only those itemized deductions as modified under ss.172(d) of the Code allowable in computing alternative minimum taxable income.

Code sections suspending losses, such as the rules concerning a Participant's "at risk" amount and his basis in his Units, are recomputed for alternative minimum tax purposes, and the amount of the deductions suspended or recaptured may differ for regular and alternative minimum tax purposes.

      Alternative minimum taxable income generally is taxable income, plus or minus various adjustments, plus preferences. For taxpayers other than "integrated oil companies" as that term is defined in "- Intangible Drilling Costs," above, which does not include the Partnerships, the 1992 National Energy Bill repealed:

      o    the preference for excess Intangible Drilling Costs; and

      o    the excess percentage depletion preference for natural gas and oil.
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The repeal of the excess Intangible Drilling Costs preference, however, under current law may not result in more than a 40% reduction in the amount of the taxpayer's alternative minimum taxable income computed as if the excess Intangible Drilling Costs preference had not been repealed. I.R.C. ss.57(a)(2)(E). Under the prior rules, the amount of Intangible Drilling Costs which is not deductible for alternative minimum tax purposes is the excess of the "excess intangible drilling costs" over 65% of net income from natural gas and oil properties. Net natural gas and oil income is determined for this purpose without subtracting excess Intangible Drilling Costs. Excess Intangible Drilling Costs is the regular Intangible Drilling Costs deduction minus the amount that would have been deducted under 120-month straight-line amortization, or, at the taxpayer's election, under the cost depletion method. There is no preference item for costs of nonproductive wells.

      Also, each Participant may elect under ss.59(e) of the Code to capitalize all or part of his share of his Partnership's Intangible Drilling Costs and deduct the costs ratably over a 60-month period beginning with the month in which the costs were paid or incurred. This election also applies for regular tax purposes and can be revoked only with the IRS' consent. Making this election, therefore, generally will result in the following consequences to the
Participant:

      o the Participant's regular tax deduction for Intangible Drilling Costs in the year in which he invests will be reduced because the Participant must spread the deduction for the amount of Intangible Drilling Costs which the Participant elects to capitalize over the 60-month amortization period; and

      o the capitalized Intangible Drilling Costs will not be treated as a preference that is included in the Participant's alternative minimum taxable income.

      Potential Participants are urged to consult with their personal tax advisors as to the likelihood of the Participant incurring, or increasing, any alternative minimum tax liability because of an investment in a Partnership.

Limitations on Deduction of Investment Interest

      Investment interest expense is deductible by a noncorporate taxpayer only to the extent of net investment income each year, with an indefinite carryforward of disallowed investment interest. I.R.C. ss.163. Investment interest expense generally includes all interest on debt not incurred in a person's active trade or business except consumer interest, qualified residence interest, and passive activity interest under ss.469 of the Code. Accordingly, an Investor General Partner's share of any interest expense incurred by his Partnership before his Investor General Partner Units are converted to Limited Partner Units will be subject to the investment interest limitation. In addition, an Investor General Partner's income and losses, including Intangible Drilling Costs, from the Partnership will be considered investment income and losses for purposes of this limitation. Losses allocable to an Investor General Partner will reduce his net investment income and may affect the deductibility of his investment interest expense, if any.

      Net investment income is the excess of investment income over investment expenses. Investment income generally includes:

      o    gross income from interest, rents, and royalties;

      o any excess of net gain from dispositions of investment property over net capital gain determined by gains and losses from dispositions of investment property, and any portion of the net capital gain or net gain, if less, that the taxpayer elects to include in investment income;

      o portfolio income under the passive activity rules, which includes working capital investment income;
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      o    dividends that do not qualify to be taxed at capital gain rates and dividends that the taxpayer elects to treat as not qualified to be taxed at capital gain rates; and

      o income from a trade or business in which the taxpayer does not materially participate if the activity is not a "passive activity" under ss.469 of the Code.

In the case of Investor General Partners, this includes the Partnership in which he invests before the conversion of Investor General Partner Units to Limited Partner Units, and possibly Partnership net income allocable to former Investor General Partners after they are converted to Limited Partners. Investment expenses include deductions, other than interest, that are directly connected with the production of net investment income, including actual depreciation or depletion deductions allowable. Investment income and investment expenses do not include income or expense taken into account in computing income or loss from a passive activity under ss.469 of the Code. (See "-Limitations on Passive Activities," above.)

Allocations

      The Partnership Agreement allocates to each Participant his share of his Partnership's income, gains, losses and deductions, including the deductions for Intangible Drilling Costs and depreciation. Allocations of certain items are made in ratios that are different than allocations of other items. (See "Participation in Costs and Revenues" in the Prospectus.) The Capital Accounts of the Participants are adjusted to reflect these allocations and the Capital Accounts, as adjusted, will be given effect in distributions made to the Participants on liquidation of the Partnership or any Participant's Units. Generally, the basis of natural gas and oil properties owned by the Partnership for computation of cost depletion and gain or loss on disposition will be allocated and reallocated when necessary in the ratio in which the expenditure giving rise to the tax basis of each property was charged as of the end of the year. (See ss.5.03(b) of the Partnership Agreement.)

Generally, a Participant's Capital Account is increased by:

      o the amount of money he contributes to the Partnership in which he invests; and

      o    allocations to him of income and gain;

and decreased by:

      o    the value of property or cash distributed to him; and

      o    allocations to him of loss and deductions.

The regulations also require that there must be a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

      Allocations made in a manner that is disproportionate to the respective interests of the partners in a partnership of any item of partnership income, gain, loss, deduction or credit will not be given effect unless the allocation has "substantial economic effect." I.R.C. ss.704(b). An allocation generally will have economic effect if throughout the term of a partnership:

      o    the partners' capital accounts are maintained in accordance with rules set forth in the regulations, which generally are based on tax accounting principles;
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      o    liquidation proceeds are distributed in accordance with the partners'
           capital accounts; and

      o any partner with a deficit balance in his capital account following the liquidation of his interest in the partnership is required to restore the amount of the deficit to the partnership.

      Even though the Participants in each Partnership are not required under the Partnership Agreement to restore deficit balances in their Capital Accounts with additional Capital Contributions, an allocation which is not attributable to nonrecourse debt still will be considered under the regulations to have economic effect to the extent it does not cause or increase a deficit balance in a Participant's Capital Account if:

      o the Partners' Capital Accounts are maintained in accordance with rules set forth in the regulations, which generally are based on tax accounting principles;

      o liquidation proceeds are distributed in accordance with the Partners' Capital Accounts; and

      o the Partnership Agreement provides that a Participant who unexpectedly incurs a deficit balance in his Capital Account because of certain adjustments, allocations, or distributions will be allocated income and gain sufficient to eliminate the deficit balance as quickly as possible.

Treas. Reg. ss.1.704-l(b)(2)(ii)(d). These provisions are included in the Partnership Agreement (See ss.ss.5.02, 5.03(h), and 7.02(a) of the Partnership Agreement.)

      Special provisions apply to deductions related to nonrecourse debt. If the Managing General Partner or an Affiliate makes a nonrecourse loan to a Partnership ("partner nonrecourse liability"), Partnership losses, deductions, or ss.705(a)(2)(B) expenditures attributable to the loan must be allocated to the Managing General Partner. Also, if there is a net decrease in partner nonrecourse liability minimum gain with respect to the loan, the Managing General Partner must be allocated income and gain equal to the net decrease. (See ss.ss.5.03(a)(1) and 5.03(i) of the Partnership Agreement.)

      In the event of a sale or transfer of a Participant's Unit, the death of a Participant, or the admission of an additional Participant, Partnership income, gain, loss and deductions generally will be allocated among the Participants according to their varying interests in the Partnership in which they invest during the taxable year. In addition, in the discretion of the Managing General Partner, Partnership property may be revalued on the admission of additional Participants, or if certain distributions are made to the Participants, to reflect unrealized income, gain, loss or deduction, inherent in the Partnership's property for purposes of adjusting the Participants' Capital Accounts.

      It should also be noted that each Participant's share of items of income, gain, loss and deduction in the Partnership in which he invests must be taken into account by him whether or not there is any distributable cash. A Participant's share of Partnership revenues applied by his Partnership to the repayment of loans or the reserve for plugging wells, for example, will be included in his gross income in a manner analogous to an actual distribution of the income to him. Thus, a Participant may have tax liability on taxable income from his Partnership for a particular year in excess of any cash distributions from the Partnership to him with respect to that year. To the extent a Partnership has cash available for distribution, however, it is the Managing General Partner's policy that Partnership distributions will not be less than the Managing General Partner's estimate of the Participants' income tax liability with respect to that Partnership's income.

      If any allocation under the Partnership Agreement is not recognized for federal income tax purposes, each Participant's share of the items subject to the allocation generally will be determined in accordance with his interest in the Partnership in which he invests, determined by considering relevant facts and circumstances. To the extent

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deductions allocated by the Partnership Agreement exceed deductions which would be allowed under a reallocation by the IRS, Participants may incur a greater tax burden. However, assuming the effect of the allocations set forth in the Partnership Agreement is substantial in light of a Participant's tax attributes that are unrelated to the Partnership in which he invests, in our opinion the allocations will have "substantial economic effect" and will govern each Participant's share of those items to the extent the allocations do not cause or increase deficit balances in the Participants' Capital Accounts.

Partnership Borrowings

      Under the Partnership Agreement the Managing General Partner and its Affiliates may make loans to the Partnerships. The use of Partnership revenues taxable to Participants to repay borrowings by their Partnership could create income tax liability for the Participants in excess of cash distributions to them from the Partnership, since repayments of principal are not deductible for federal income tax purposes. In addition, interest on the loans will not be deductible unless the loans are bona fide loans that will not be treated as Capital Contributions. In Revenue Ruling 72-135, 1972-1 C.B. 200, the IRS ruled that a nonrecourse loan from a general partner to a partnership engaged in natural gas and oil exploration represented a capital contribution by the general partner rather than a loan. Whether a "loan" by the Managing General Partner or its Affiliates to a Partnership represents in substance debt or equity is a question of fact to be determined from all the surrounding facts and circumstances.


Partnership Organization and Offering Costs

      Expenses connected with the issuance and sale of the Units in the Partnerships, such as promotional expense, the Dealer-Manager fee, Sales Commissions, reimbursements to the Dealer-Manager and other selling expenses, professional fees, and printing costs, which are charged under the Partnership Agreement 100% to the Managing General Partner as Organization and Offering Costs, are not deductible. However, expenses incident to the creation of a partnership may be amortized over a period of not less than 60 months. These amortizable organization expenses also will be paid by the Managing General Partner as part of each Partnership's Organization and Offering Costs. Thus, any related deductions, which the Managing General Partner does not anticipate will be material in amount, will be allocated to the Managing General Partner. I.R.C. ss.709; Treas. Reg. ss.ss.1.709-1 and 2.


Tax Elections

      Each Partnership may elect to adjust the basis of its Partnership property on the transfer of a Unit in the Partnership by sale or exchange or on the death of a Participant, and on the distribution of property by the Partnership to a Participant (the ss.754 election). The general effect of this election is that transferees of the Units are treated, for purposes of depreciation and gain, as though they had acquired a direct interest in the Partnership assets and the Partnership is treated for these purposes, on certain distributions to the Participants, as though it had newly acquired an interest in the Partnership assets and therefore acquired a new cost basis for the assets. Any election, once made, may not be revoked without the consent of the IRS. Each Partnership also may make various elections for federal tax reporting purposes which could result in various items of income, gain, loss and deduction being treated differently for tax purposes than for accounting purposes.

      Code ss.195 permits taxpayers to elect to capitalize and amortize "start-up expenditures" over a 60-month period. These items include amounts:
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      o    paid or incurred in connection with:

           o investigating the creation or acquisition of an active trade or business;

           o    creating an active trade or business; or

           o any activity engaged in for profit and for the production of income before the day on which the active trade or business begins, in anticipation of the activity becoming an active trade or business; and

      o which would be allowed as a deduction if paid or incurred in connection with the expansion of an existing business.

Start-up expenditures do not include amounts paid or incurred in connection with the sale of the Units. If it is ultimately determined by the IRS or the courts that any of a Partnership's expenses constituted start-up expenditures, the Partnership's deductions for those expenses would be deferred over the 60-month period.

Disallowance of Deductions Under Section 183 of the Code

      Under ss.183 of the Code, a Participant's ability to deduct his share of his Partnership's losses on his federal income tax return could be lost if the Partnership lacks the appropriate profit motive as determined from an examination of all facts and circumstances at the time. Section 183 of the Code creates a presumption that an activity is engaged in for profit if, in any three of five consecutive taxable years, the gross income derived from the activity exceeds the deductions attributable to the activity. Thus, if a Partnership in which a Participant invests fails to show a profit in at least three out of five consecutive years this presumption will not be available and the possibility that the IRS could successfully challenge the Partnership deductions claimed by the Participant would be substantially increased.


      The fact that the possibility of ultimately obtaining profits is uncertain, standing alone, does not appear to be sufficient grounds for the denial of losses under ss.183. (See Treas. Reg. ss.1.183-2(c), Example (5).) In our opinion the Partnerships will possess the requisite profit motive. This opinion assumes that each Participant has an objective to carry on the business of the Partnership in which he invests for profit, and is based in part on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations that each Partnership will be operated as described in the Prospectus and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects for Atlas America Public #12-2003 Limited Partnership included in Appendix A to the Prospectus).


Termination of a Partnership

      Under ss.708(b) of the Code, a Partnership will be considered as terminated for federal income tax purposes if within a 12 month period there is a sale or exchange of 50% or more of the total interest in Partnership capital and profits. The closing of the Partnership year may result in more than 12 months' income or loss of the Partnership being allocated to certain Participants for the year of termination, for example, Participants using fiscal years other than the calendar year. Under ss.731 of the Code, a Participant will realize taxable gain on a termination of a Partnership to the extent that money regarded as distributed to him exceeds the adjusted basis of his Units. The conversion of Investor General Partner Units to Limited Partner Units, however, will not terminate a Partnership. Rev. Rul. 84-52, 1984-1 C.B. 157.
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Lack of Registration as a Tax Shelter

      Section 6111 of the Code generally requires an organizer of a "tax shelter" to register the tax shelter with the Secretary of the Treasury, and to obtain an identification number which must be included on the tax returns of investors in the tax shelter. For this purpose, a "tax shelter" generally is defined to include an investment with respect to which any person could reasonably infer that the ratio that:

      o the aggregate amount of the potentially allowable deductions and 350% of the potentially allowable credits with respect to the investment during the first five years of the investment bears to;

      o the amount of money and the adjusted basis of property contributed to the investment;

exceeds 2 to 1. In this regard, the Managing General Partner has determined that none of the Partnerships has a tax shelter ratio greater than 2 to 1. Accordingly, the Managing General Partner does not intend to register any of the Partnerships with the IRS as a tax shelter.

      If it is subsequently determined by the IRS or the courts that the Partnerships were required to be registered with the IRS as a tax shelter, the Managing General Partner would be subject to certain penalties, including a penalty of 1% of the aggregate amount invested in each Partnership for failing to register and $100 for each failure to furnish a Participant a tax shelter registration number. Also, each Participant would be liable for a $250 penalty for failure to include a tax shelter registration number for the Partnership in which he invests on his tax return unless the failure was due to reasonable cause. A Participant also would be liable for a penalty of $100 for failing to furnish the tax shelter registration number to any transferee of his Units. However, in our opinion none of the Partnerships is required to register with the IRS as a tax shelter. This opinion is based in part on the Managing General Partner's representations that none of the Partnerships has a tax shelter ratio greater than 2 to 1 and each Partnership will be operated as described in the Prospectus.


      Issuance of a registration number does not indicate that an investment or the claimed tax benefits have been reviewed, examined, or approved by the IRS.

Investor Lists

      Section 6112 of the Code requires that if requested by the IRS each Partnership must identify its Participants and provide the IRS with certain information concerning each Participant's investment in the Partnership and tax benefits from the investment, even though the Partnership is not registered with the IRS as a tax shelter.

Tax Returns and Audits

      In General. The tax treatment of all partnership items generally is determined at the partnership, rather than the partner, level; and the partners generally are required to treat partnership items on their individual returns in a manner which is consistent with the treatment of the partnership items on the partnership return. I.R.C.ss.ss.6221 and 6222. Regulations define "partnership items" for this purpose as including distributive share items that must be allocated among the partners, such as partnership liabilities, data pertaining to the computation of the depletion allowance, and guaranteed payments. Treas. Reg.ss.301.6231(a)(3)-1.


      Generally, the IRS must conduct an administrative determination as to partnership items at the partnership level before conducting deficiency proceedings against a partner, and the partners must file a request for an administrative determination before filing suit for any credit or refund. The period for assessing tax against the Participants attributable

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to a partnership item may be extended by agreement between the IRS and the
Managing General Partner, which will serve as each Partnership's representative ("Tax Matters Partner") in all administrative and judicial proceedings conducted at the partnership level. The Tax Matters Partner generally may enter into a settlement on behalf of, and binding on, any Participant owning less than a 1% profits interest if there are more than 100 partners in a Partnership. In addition, a partnership with at least 100 partners may elect to be governed under simplified tax reporting and audit rules as an "electing large partnership." I.R.C. ss.775. These rules also facilitate the matching of partnership items with individual partner tax returns by the IRS. The Managing General Partner does not anticipate that the Partnerships will make this election. By executing the Partnership Agreement, each Participant agrees that he will not form or exercise any right as a member of a notice group and will not file a statement notifying the IRS that the Tax Matters Partner does not have binding settlement authority. All expenses of any proceedings undertaken by the Managing General Partner as Tax Matters Partner, which might be substantial, will be paid for by the Partnership being audited. The Managing General Partner is not obligated to contest adjustments made by the IRS.


      Tax Returns. A Participant's income tax returns are the responsibility of the Participant. Each Partnership will provide its Participants with the tax information applicable to their investment in the Partnership necessary to prepare their tax returns.

Penalties and Interest

      In General. Interest is charged on underpayments of tax, and various civil and criminal penalties are included in the Code.

      Penalty for Negligence or Disregard of Rules or Regulations. If any portion of an underpayment of tax is attributable to negligence or disregard of rules or regulations, 20% of that portion is added to the tax. Negligence is strongly indicated if a Participant fails to treat partnership items on his tax return in a manner that is consistent with the treatment of those items on the Partnership's return or to notify the IRS of the inconsistency. The term "disregard" includes any careless, reckless or intentional disregard of rules or regulations. There is no penalty, however, if the position (other than negligence) is adequately disclosed and has at least a reasonable basis, or the position is taken with reasonable cause and in good faith, or the position is contrary to an IRS ruling or notice but has a realistic possibility of being sustained on its merits. Treas. Reg. ss.ss.1.6662-3 and 1.6662-7.

      Valuation Misstatement Penalty. There is an addition to tax of 20% of the amount of any underpayment of tax of $5,000 or more, $10,000 in the case of corporations other than S corporations or personal holding companies, which is attributable to a substantial valuation misstatement. There is a substantial valuation misstatement if:

      o the value or adjusted basis of any property claimed on a return is 200% or more of the correct amount; or

      o the price for any property or services, or for the use of property, claimed on a return is 200% or more, or 50% or less, of the correct price.

If there is a gross valuation misstatement, which is 400% or more of the correct value or adjusted basis or the undervaluation is 25% or less of the correct amount, then the penalty is 40%. I.R.C.ss.6662(e) and (h).

      Substantial Understatement Penalty. There is also an addition to tax of 20% of any underpayment if the difference between the tax required to be shown on the return over the tax actually shown on the return exceeds the greater of:
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      o    10% of the tax required to be shown on the return; or

      o $5,000, $10,000 in the case of corporations other than S corporations or personal holding companies. I.R.C. ss.6662(d).

The amount of any understatement generally will be reduced to the extent it is attributable to the tax treatment of an item:

      o    supported by substantial authority; or

      o adequately disclosed on the taxpayer's return and there was a reasonable basis for the tax treatment.

      However, in the case of "tax shelters," which includes each Partnership for this purpose, the understatement may be reduced only if the tax treatment of an item attributable to a tax shelter was supported by substantial authority and the taxpayer establishes that he reasonably believed that the tax treatment claimed was more likely than not the proper treatment. I.R.C. ss.6662(d)(2)(C). Disclosure of partnership items should be made on each Partnership's return; however, a Participant also may make adequate disclosure on his individual return with respect to pass-through items from the Partnership in which he invests.

      Anti-Abuse Rules and Judicial Doctrines.

      We have considered the possible application to each Partnership and its intended activities of all potentially relevant statutory and regulatory anti-abuse rules and judicial doctrines. In doing so, we have taken into account the Participants' non-tax purposes (e.g. cash distributions and portfolio diversification) and tax purposes (e.g. Intangible Drilling Costs and depreciation deductions, and the depletion allowance) for investing in a Partnership, and the relative weight of these purposes. We have also taken into account the Managing General Partner's purposes for structuring each Partnership in the manner in which it is structured (e.g. to help the Partnership produce a profit for its Participants and enhance the tax benefits of their investment in a Partnership).

      Statutory and Regulatory Anti-Abuse Rules. Under Treas. Reg. ss.1.701-2, if a principal purpose of a partnership is to reduce substantially the partners' federal income tax liability in a manner that is inconsistent with the intent of the partnership rules of the Code, based on all the facts and circumstances, the IRS is authorized to remedy the abuse. For illustration purposes, the following factors may indicate that a partnership is being used in a prohibited manner:

      o the partners' aggregate federal income tax liability is substantially less than had the partners owned the partnership's assets and conducted its activities directly;

      o the partners' aggregate federal income tax liability is substantially less than if purportedly separate transactions are treated as steps in a single transaction;

      o one or more partners are needed to achieve the claimed tax results and have a nominal interest in the partnership or are substantially protected against risk;

      o    substantially all of the partners are related to each other;

      o income or gain are allocated to partners who are not expected to have any federal income tax liability;
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      o    the benefits and burdens of ownership of property nominally contributed to the partnership are retained in substantial part by the contributing party; and

      o the benefits and burdens of ownership of partnership property are in substantial part shifted to the distributee partners before or after the property is actually distributed to the distributee partners.

      Judicial Doctrines. We also have considered the possible application to each Partnership and its intended activities of all potentially relevant judicial doctrines including those set forth below.

      o Step Transactions. This doctrine is that where a series of transactions would give one tax result if viewed independently, but a different tax result if viewed together, then the separate transactions may be combined by the IRS.

      o Business Purpose. This doctrine involves a determination of whether the taxpayer has a business purpose, other than tax avoidance, for engaging in the transaction, i.e. a "profit objective."

      o Economic Substance. This doctrine requires a determination of whether, from an objective viewpoint, a transaction is likely to produce economic benefits in addition to tax benefits, and involves a comparison of the potential economic return with the investment made. This test is met when there is a realistic potential for profit when the investment is made, in accordance with the standards applicable to the relevant industry, so that a reasonable businessman, using those standards, would make the investment.

      o Substance Over Form. This doctrine holds that the substance of the transaction, rather than the form in which it is cast, governs. It applies where the taxpayer seeks to characterize a transaction as one thing, rather than another thing which has different tax results. Under this doctrine, the transaction must have practical economical benefits other than the creation of income tax losses.

      o Sham Transactions. Under this doctrine, a transaction lacking economic substance may be ignored for tax purposes. Economic substance requires that there be business realities and tax-independent considerations, rather than just tax-avoidance features, i.e. the transaction must have a reasonable objective possibility of providing a profit aside from tax benefits. Shams would include, for example, transactions entered into solely to reduce taxes, which is not a profit motive because there is no intent to produce taxable income.


      In our opinion potentially relevant statutory or regulatory anti-abuse rules and judicial doctrines will not have a material adverse effect on the tax consequences of an investment in a Partnership by a typical Participant as described in our opinions. This opinion assumes that each Participant has an objective to carry on the business of the Partnership in which he invests for profit, and is based in part on the results of the previous partnerships sponsored by the Managing General Partner set forth in "Prior Activities" in the Prospectus and the Managing General Partner's representations that each Partnership will be operated as described in the Prospectus and the principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis apart from tax benefits (which is supported by the geological evaluations and other information for the proposed Prospects for Atlas America Public #12-2003 Limited Partnership included in Appendix A to the Prospectus).

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State and Local Taxes

      Under Pennsylvania law each Partnership is required to withhold state income tax at the rate of 2.8% of Partnership income allocable to its Participants who are not residents of Pennsylvania. This requirement does not obviate Pennsylvania tax return filing requirements for Participants who are not residents of Pennsylvania. In the event of overwithholding, a Pennsylvania income tax return must be filed by Participants who are not residents of Pennsylvania in order to obtain a refund.

      Each Partnership will operate in states and localities which impose a tax on its assets or its income, or on each of its Participants. Deductions which may be available to Participants for federal income tax purposes, such as the accelerated 50% first-year depreciation deduction discussed in "-Depreciation - Modified Accelerated Cost Recovery System ("MACRS") above, may not be available for state or local income tax purposes. A Participant's distributive share of the net income or net loss of the Partnership in which he invests generally must be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. To the extent that a non-resident Participant pays tax to a state because of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. To the extent that the Partnership operates in certain jurisdictions, state or local estate or inheritance taxes may be payable on the death of a Participant in addition to taxes imposed by his own domicile.

      Prospective Participants are urged to consult with their own tax advisors concerning the possible effect of various state and local taxes on their personal tax situations.

Severance and Ad Valorem (Real Estate) Taxes

      Each Partnership may incur various ad valorem or severance taxes imposed by state or local taxing authorities.

Social Security Benefits and Self-Employment Tax

      A Limited Partner's share of income or loss from a Partnership is excluded from the definition of "net earnings from self-employment." No increased benefits under the Social Security Act will be earned by Limited Partners and if any Limited Partners are currently receiving Social Security benefits, their shares of Partnership taxable income will not be taken into account in determining any reduction in benefits because of "excess earnings."

      An Investor General Partner's share of income or loss from a Partnership will constitute "net earnings from self-employment" for these purposes. I.R.C. ss.1402(a). The ceiling for social security tax of 12.4% in 2003 is $87,000 and the ceiling for 2004 is not yet known. There is no ceiling for medicare tax of 2.9%. Self-employed individuals can deduct one-half of their self-employment tax.

Farmouts

      Under a Farmout by a Partnership, if a property interest, other than an interest in the drilling unit assigned to the Partnership Well in question, is earned by the farmee (anyone other than the Partnership) from the farmor (the Partnership) as a result of the farmee drilling or completing the well, then the farmee must recognize income equal to the fair market value of the outside interest earned, and the farmor must recognize gain or loss on a deemed sale equal to the difference between the fair market value of the outside interest and the farmor's tax basis in the outside interest. Neither the farmor nor the farmee would have received any cash to pay the tax. The Managing General Partner will attempt to eliminate or reduce any gain to the Partnership from a Farmout, if any. However, if the IRS claims that a Farmout by a Partnership results in taxable income to the Partnership and its position is ultimately sustained, the Participants in that
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Partnership would be required to include their share of the resulting taxable income on their respective personal income tax returns, even though the Partnership and the Participants received no cash from the Farmout.

Foreign Partners

      Each Partnership generally will be required to withhold and pay income tax to the IRS at the highest rate under the Code applicable to Partnership income allocable to its foreign Participants, even if no cash distributions are made to them. A purchaser of a foreign Participant's Units may be required to withhold a portion of the purchase price and the Managing General Partner may be required to withhold with respect to taxable distributions of real property to a foreign Participant. These withholding requirements do not obviate United States tax return filing requirements for foreign Participants. In the event of overwithholding a foreign Participant must file a United States tax return to obtain a refund. Under the Code, for withholding purposes, a foreign partner means a partner who is a nonresident alien individual or a foreign corporation, partnership, trust or estate, if the partner has not certified to the partnership the partner's nonforeign status.

Estate and Gift Taxation

      There is no federal tax on lifetime or testamentary transfers of property between spouses. The gift tax annual exclusion in 2003 is $11,000 per donee which will be adjusted in subsequent years for inflation. Under the Economic Growth and Tax Relief Reconciliation Act of 2001 (the "2001 Tax Act"), the maximum estate and gift tax rate of 49% in 2003 will be 48% in 2004 and will be further reduced in stages until it is 45% from 2007 to 2009. Estates of $1 million in 2003 and $1.5 million in 2004, which further increases in stages to $3.5 million by 2009, or less generally are not subject to federal estate tax. Under the 2001 Tax Act, the federal estate tax will be repealed in 2010, and the maximum gift tax rate in 2010 will be 35%. In 2011 the federal estate and gift taxes are scheduled to be reinstated under the rules in effect before the 2001 Tax Act was enacted.

Changes in the Law

      A Participant's investment in a Partnership may be affected by changes in the tax laws. For example, under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the top four federal income tax brackets for individuals have been reduced, including reducing the top bracket to 35% from 38.6%. These changes are retroactive to January 1, 2003, and are scheduled to expire December 31, 2010. The lower federal income tax rates will reduce to some degree the amount of taxes a Participant saves by virtue of his share of his Partnership's deductions for Intangible Drilling Costs, depletion and depreciation. However, the lower federal income tax rates also will reduce the amount of federal income tax liability incurred by a Participant on his share of the net income of his Partnership. There is no assurance that the federal income tax rates discussed above will not be changed again in the future.

      We consent to the use of this letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, and to all references to this firm in the Prospectus.

                                        Very truly yours,

                                        /s/ Kunzman & Bollinger, Inc.

                                        KUNZMAN & BOLLINGER, INC.